Exhibit 99.1

ROMEO POWER ANNOUNCES EXTENSION OF REDEMPTION DATE TO THE HOLDERS OF PUBLIC WARRANTS

LOS ANGELES, CA (MARCH 11, 2021) – Romeo Power, Inc. (“Romeo Power” or the “Company”) (NYSE: RMO), an energy technology leader delivering large-scale electrification solutions for complex commercial applications, announced today that it has extended the period during which its public warrants may be exercised by the holders of such warrants to 5:00 p.m. New York City time on April 5, 2021.

On February 16, 2021, the Company announced it would redeem all of the outstanding public warrants to purchase shares of its common stock, $0.0001 par value per share (“Common Stock”), that were issued under the Warrant Agreement, dated February 7, 2019 (the “Warrant Agreement”), by and between Romeo Power (formerly known as RMG Acquisition Corp.) and American Stock Transfer & Trust Company, LLC, as warrant agent, and that remain outstanding following the redemption date, for a redemption price of $0.01 per warrant. Warrants that were issued under the Warrant Agreement in a private placement and are still held by the initial holders thereof or their permitted transferees are not subject to the redemption.

All such public warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on April 5, 2021 to purchase fully paid and non-assessable shares of Common Stock underlying such warrants, at the exercise price of $11.50 per share. Any such public warrants that remain unexercised following 5:00 p.m. New York City time on April 5, 2021 will be void and no longer exercisable, and the holders of those public warrants will be entitled to receive only the redemption price of $0.01 per warrant.

None of Romeo Power, its board of directors or employees has made or is making any representation or recommendation to any holder of the public warrants as to whether to exercise or refrain from exercising any public warrants.

The shares of Common Stock issuable upon exercise of the public warrants have been registered by Romeo Power under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No.333-252190).

Questions concerning redemption and exercise of the public warrants can be directed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Email: reorgwarrants@astfinancial.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Romeo Power’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Romeo Power, Inc.

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering large-scale electrification solutions for complex commercial applications. The Company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process in-house to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the Company on social @romeopowerinc or visit https://romeopower.com.

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